Exhibit (d)(53)

Form of

Schedule A

Funds and Portfolios covered by Sub-Advisory Agreement

between

Fidelity Management & Research (Far East), Inc.
(currently Fidelity Research & Analysis Company)

and

Fidelity Investments Japan Limited

dated as of ___________

Name of Fund	Name of Portfolio	Type of Fund	Effective Date
Fidelity Central Investment Portfolios LLC	Fidelity International Equity Central Fund	Equity	11/15/07

Agreed and Accepted
as of _____________

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